Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Closes Acquisition of
Emerson Network Power Connectivity Solutions

JERSEY CITY, New Jersey, July 25, 2014  --  Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) announced today that it has closed the previously announced acquisition of the Emerson Network Power Connectivity Solutions (CS) business from Emerson (NYSE:EMR).  Bel acquired the Connectivity Solutions business for approximately $98 million on a cash and debt-free basis.  The business had 2013 revenue of approximately $83 million and employs approximately 525 people.  CS is headquartered in Bannockburn, Illinois, and has manufacturing facilities in North America, the U.K. and China (the China portion of the transaction is expected to close by the end of the third quarter of 2014).  The acquisition is expected to be accretive to Bel's earnings beginning in the second half of 2014.
CS is a leading provider of High-performance RF/Microwave and Harsh Environment Optical Connectors and Assemblies for military, aerospace, wireless communications, data communications, broadcast and industrial applications. CS has a global sales footprint and a diverse customer base that includes some of the world's largest manufacturers coupled with an extensive distribution network populated with today's premier electronic distributors. The CS division is comprised of the following brands: Stratos Optical Technologies, Johnson, Trompeter, Midwest Microwave, Semflex, Vitelec Electronics, AIM Electronics and Cambridge Products.
Dan Bernstein, Bel's president, said, "This is Bel's third major acquisition in the past 16 months; all together, these acquisitions will increase our revenue from $283 million, pre-acquisition, to approximately $705 million annually.  We are proud that Emerson, ABB Ltd. and TE Connectivity Ltd., have determined that it is in the best interest of their shareholders, customers and employees to entrust these businesses to Bel and we look forward to growing these organizations."
Bernstein added, "The acquisition of CS is a major step forward in Bel and its Cinch Connectors' business strategy to further expand into the aerospace and military markets where long term product reliability resulting from highly engineered solutions is a key. The addition of the CS Stratos brand with our Fibreco/Gigacom Interconnect products gives us a solid position in the Expanded Beam Fiber Optic market place.  The CS group also significantly expands our copper-based product offering with the addition of RF/Microwave connectors and assemblies.  Bel is eagerly anticipating the many growth opportunities that will be created through this transaction, and we look forward to continuing to build an industry leading high reliability interconnect business with our new colleagues at CS."
Financing for this acquisition was provided by KeyBank N.A.  Needham & Company, LLC served as exclusive financial advisor and DeCotiis, FitzPatrick & Cole, LLP acted as Bel's legal counsel in the transaction.

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Bel Closes Acquisition of Emerson Network Power Connectivity Solutions
July 25, 2014
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About Bel
Bel (www.belfuse.com) has three divisions that are primarily engaged in the design, manufacture, and sale of products used in aerospace, data transmission, military, transportation, and consumer electronics.  These three divisions include Magnetic Solutions (discrete components, power transformers and MagJack® connectors with integrated magnetics), Power Solutions and Protection (AC-DC power supplies, DC-DC converters, custom designs, miniature, micro, surface mount and resettable fuses) and Connectivity Solutions. (micro, circular, filtered D Sub, fiber optic, RF connectors, microwave components, passive jacks, plugs and cable assemblies).  The Company operates facilities around the world.

Forward Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the Emerson Connectivity Solutions acquisition on Bel's growth and profitability and on Bel's competitive position; the expected accretive nature of that acquisition; and the impact of that acquisition on future sales of interconnect products and related products) are forward looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies, including Emerson Connectivity Solutions, capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

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